EXHIBIT 10.02
SECRETARY'S CERTIFICATE
The undersigned, Jason Kerr, hereby certifies that he is the duly appointed Acting Secretary of Freedom Holding Corp., a Nevada Corporation (hereinafter the "Corporation") and that, as such, he is duly authorized to execute and deliver this Secretary's Certificate (hereinafter the "Certificate") on behalf of the Corporation, and he hereby further certifies on behalf of the Corporation that the following resolutions were duly adopted by the Board of Directors (hereinafter the “Board”) of the Corporation on 27 January 2025:
WHEREAS, the Corporate Secretary of the Corporation, Mr. Adam Cook, has expressed his intention to resign and turn over his duties as Corporate Secretary of the Corporation; and;
WHEREAS, Mr. Adam Cook’s last day of work as Corporate Secretary of the Corporation is January 31, 2025;
NOW, THEREFORE, IT IS HEREBY
RESOLVED that the Corporation hereby accepts the resignation of Mr. Adam Cook, the current Corporate Secretary of the Company, effective as of January 31, 2025 and thanks Mr. Cook for his service and contributions to the Corporation;
FURTHER RESOLVED that the Corporation hereby authorizes Chief Legal Officer, Mr. Jason Kerr, to act on behalf of the Company for a period of one month approximately, beginning from February 1, 2025 and ending on the date of the next scheduled Board meeting. Mr. Jason Kerr will have full authority to perform all legal duties and responsibilities typically handled by the Corporate Secretary of the Corporation during this period.

IN WITNESS WHEREOF, the undersigned has executed this Secretary's Certificate on behalf of the Corporation as of this 27 day of January, 2025.

                        FREEDOM HOLDING CORP.
_______________________
                        /s/ Jason Kerr (seal)
Jason Kerr, Acting Secretary